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                                                                    EXHIBIT 99.1


                       UNITED STATES FILTER CORPORATION
                 TO ACQUIRE CULLIGAN WATER TECHNOLOGIES, INC.
            FOR $1.5 BILLION IN STOCK, STRENGTHENING U.S. FILTER'S
              POSITION AS LARGEST GLOBAL WATER TREATMENT COMPANY


     PALM DESERT, CALIFORNIA AND NORTHBROOK, ILLINOIS, February 9, 1998 -- United States Filter Corporation (NYSE:USF) announced today that it has signed a definitive agreement to acquire Culligan Water Technologies, Inc. (NYSE:CUL) for approximately $1.5 billion in U.S. Filter common stock. Under the terms of the transaction, which further consolidates U.S. Filter's position as the world's largest global water treatment company, Culligan shareholders will get 1.714 shares of U.S. Filter common stock for each Culligan share they own. Subject to certain adjustments, this equates to $60.00 per share in U.S. Filter stock.
     Combined, the two companies will have more than $4.5 billion in revenues, 2,000 locations and more than 20,000 employees in 90 countries throughout the world. Culligan has annualized revenues of approximately $760 million, with about 4,000 employees worldwide and a three year compounded growth rate of 22%.
     The transaction, which is subject to approval by both companies' shareholders, Hart, Scott Rodino Antitrust Clearance and other governmental and customary conditions, is expected to close in late May 1998. The Company said the integration of Culligan and U.S. Filter is expected to be slightly accretive within the first twelve months.
     Richard J. Heckmann, Chairman, President and CEO of U.S. Filter said, "This transaction will create a significant critical mass for U.S. Filter and a leadership position in the consumer/residential and commercial segment of the water treatment business, including bottled water. Culligan clearly is the most recognized brand name in the water business and with its spectacular growth rate of the last several years, fits culturally and strategically into what we do. The combination of our two organizations considerably strengthens our position as the preeminent company in the water treatment business globally."
     He continued, "With Culligan's global reach and outstanding franchise dealer network, the cross-selling opportunities between our broad and diverse product lines and their worldwide network of over 1,400 sales and service centers, offers truly amazing opportunities and operating synergies. We are adding a powerful water company to our already strong and growing network of companies. Customers will benefit from our continued one-stop shop philosophy of being a low cost, high quality and local service supplier of all water products. Shareholders will benefit from the enhanced value this brings to both companies."
     Doug Pertz, CEO of Culligan, commenting on the transaction said, "As we move into the 21st Century, merging with U.S. Filter is a terrific opportunity to capitalize on the tremendous secular trends in our industry. The benefits to our customers, dealers and employees are enormous. This industry-leading strategic combination will allow greater support of Culligan's strong franchise dealer network and further expand the Culligan brand name, supporting continued strong growth."
     Culligan was founded in 1936.  The Culligan(R), Everpure(R), Elga(R),
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Ametek(R) and Bruner(R) brands are among the most recognized in the industry.
Culligan's products are sold and serviced in over 90 countries with manufacturing facilities in the United States, Italy, Spain, United Kingdom, Germany and Canada. Culligan's residential water treatment systems have been installed in over 3 million households in the United States, representing the largest installed base in the country. Culligan is one of the largest five gallon bottled water companies in the United States with the only nationwide dealer network and brand.

     With annualized revenues of over $3.5 billion, U.S. Filter is the leading global provider of industrial, municipal and residential water and wastewater treatment systems, products and services, with an installed base U.S. Filter believes is the largest worldwide. In addition, U.S. Filter has the industry's largest network of sales and service facilities through over 612 locations including 90 manufacturing plants in 33 countries. U.S. Filter is also a leading provider of outsourced water services, including the operation of water and wastewater treatment systems at customer sites. It is also actively involved in the development of privatization initiatives for municipal water treatment facilities in the U.S., Mexico and Canada. U.S. Filter invites you to visit its web site at http://www.usfilter.com.

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